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                                                                     Exhibit 11


     EARNING PER SHARE

     The numerator and denominator of basic and diluted earnings per share are as follows:

                                                                           Six months ended
                                                                     -------------------------------
                                                                     March 31, 1999   March 31, 2000
                                                                     --------------   --------------
     Numerator  - Net loss as reported............................       (459,100)     ($3,269,225)

     Denominator - Weighted average number of shares outstanding..      6,688,300       11,898,500
     Effect of dilutive securities                                           --               --
        Dilutive weighted average number of shares outstanding....      6,688,300       11,898,500

     Basic earnings (loss) per share..............................         ($0.07)          ($0.28)
     Diluted earnings (loss) per share............................         ($0.07)          ($0.28)


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